Exhibit 10.2

AMENDMENT TO CONVERTIBLE PROMISSORY NOTE

This Amendment to Convertible Promissory Note (the “First Amendment”) is made as of this 16th day of December 2014 by and between Solar3D, Inc., a Delaware corporation (the “Company”), and Bountiful Capital, LLC, a Nevada limited liability company and a purchaser of a convertible promissory note pursuant to that certain Convertible Promissory Note, dated January 31, 2014 (“Purchaser”), with respect to the following facts:

RECITALS

A.
The Company and the Purchaser have entered into that certain convertible promissory note in the original principal amount of $750,000 issued by the Company to the Purchaser, dated January 31, 2014 (the “Note”).

B.	The Company and the Purchaser desire to amend the Note as provided in this First Amendment.

C.	The terms used in this First Amendment will have the meanings ascribed to them in the Note unless otherwise defined herein.

NOW, THEREFORE, for one dollar and other good and valuable consideration, THE PARTIES HERETO AGREE AS FOLLOWS:

1.     Amendment.

Section 4 of the Note is hereby amended and restated as follows:

“4.           Conversion. The Lender has the right, at any time after the Effective Date, at its election, to convert all or part of the Note Amount into shares of fully paid and non-assessable shares of common stock of the Borrower (the “Common Stock”). The conversion price shall be $0.013 per share of Common Stock (the “Conversion Price”) at all times.  The conversion formula shall be as follows: Number of shares receivable upon conversion equals the dollar conversion amount divided by the Conversion Price. A conversion notice (“Conversion Notice”) may be delivered to Borrower by method of Lender’s choice (including but not limited to email, facsimile, mail, overnight courier, or personal delivery), and all conversions shall be cashless and not require further payment from the Lender. If no objection is delivered from the Borrower to the Lender, with respect to any variable or calculation reflected in the Conversion Notice within 24 hours of delivery of the Conversion Notice, the Borrower shall have been thereafter deemed to have irrevocably confirmed and irrevocably ratified such notice of conversion and waived any objection thereto.  The Borrower shall deliver the shares of Common Stock from any conversion to the Lender (in any name directed by the Lender) within three (3) business days of Conversion Notice delivery. The Borrower represents that it is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, and upon request of the Lender and provided that the shares to be issued are eligible for transfer under Rule 144 of the Securities Act of 1933, as amended (the “Securities 2 Act”), or are effectively registered under the Securities Act, the Borrower shall cause its transfer agent to electronically issue the Common Stock issuable upon conversion to the Lender through the DTC Direct Registration System (“DRS”). The Conversion Price shall be subject to equitable adjustments for stock splits, stock dividends or rights offerings by the Borrower relating to the Borrower’s securities or the securities of any subsidiary of the Borrower, combinations, recapitalization, reclassifications, extraordinary distributions and similar events.”

2.     Effect of First Amendment.

The Note will remain in full force and effect except as specifically modified by this First Amendment.  In the event of any conflict between the First Amendment and the Note, the terms of this First Amendment will govern.

3.     Counterparts.

This First Amendment may be executed simultaneously in any number of counterparts, each of which counterparts will be deemed to be an original and such counterparts will constitute but one and the same instrument.

IN WITNESS WHEREOF, this First Amendment is executed as of the date first above written.

COMPANY: SOLAR3D, INC.	PURCHASER: BOUNTIFUL CAPITAL, LLC

By: /s/ James Nelson	By: /s/ Greg Boden
James Nelson, Chief Executive Officer	Greg Boden, President